Exhibit 10.29

HealthStream, Inc.

2026 Cash Incentive Bonus Plan

Overview:

Pursuant to the HealthStream, Inc. 2022 Omnibus Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of HealthStream, Inc. (the “Company”) hereby establishes this 2026 Cash Incentive Bonus Plan (the “Plan”). The Plan is the cash-based, short-term incentive portion of HealthStream's incentive compensation structure for certain executive officers, as well as the vice presidents, associate vice presidents, senior directors, and directors of the Company (such individuals referred to collectively as “Management”). The purpose of the Plan is to specify appropriate opportunities to earn a cash bonus with respect to the Company’s 2026 fiscal year in order to reward Management for facilitating the Company’s achievement of certain levels of financial performance during fiscal year 2026 and to further align their interests with those of the shareholders of the Company.

Definitions:

•	Annual Bonus – The annual bonus paid to Management after the Committee determines the applicable financial measure has been achieved.

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Adjusted EBITDA – The Company’s Adjusted EBITDA for the 2026 fiscal year calculated as set forth in the “Reconciliation of Non-GAAP Financial Measures” in the Company’s annual report on Form 10-K and as updated under subsequent quarterly filings under Form 10-Q or the Company’s quarterly earnings releases filed under Forms 8-K; provided the following are excluded from the calculation of Adjusted EBITDA: (i) acquisition and divestiture expenses incurred within the calendar year to the extent such expenses are in excess of the amount originally allocated to such purpose in the Company’s 2026 budget; and (ii) Adjusted EBITDA (profit/loss) from acquisitions and divestitures consummated during 2026 (collectively, the “Excluded Expenses”).

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Revenue – The Company’s GAAP revenue for the 2026 fiscal year as reported in the Company’s annual report on Form 10-K, including the GAAP revenue recognized by the Company from acquisitions and divestitures consummated during 2026.

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Revenue Growth Percentage – The Company’s Revenue Growth Percentage for the 2026 fiscal year is the percentage increase in 2026 Revenue compared to the Company’s GAAP revenue for the 2025 fiscal year as reported in the Company’s annual report on Form 10-K.

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Incremental Threshold Adjusted EBITDA  – the amount of Adjusted EBITDA before bonuses less Threshold Adjusted EBITDA; as such Threshold Adjusted EBITDA amount is established by the Committee. Incremental Threshold Adjusted EBITDA funds the Threshold Bonus Pool as set forth in the “Payout” section below.

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Incremental Target Adjusted EBITDA – the amount of Adjusted EBITDA before bonuses less Target Adjusted EBITDA; as such Target Adjusted EBITDA amount is established by the Committee. Incremental Target EBITDA funds the Target Bonus Pool as set forth below.

2026 Financial Measure and Plan Principles:

1.

Financial Measure – For purposes of the Threshold and Target Bonus Pools, Adjusted EBITDA before bonuses will be the financial measure for 2026. For the Stretch Bonus Pool (as defined below), the Revenue Growth Percentage will be the financial measure for 2026.

2.

Funding Principle – The Annual Bonus will be funded: (i) first from the amount of Incremental Threshold Adjusted EBITDA that exceeds Threshold Adjusted EBITDA, (ii) then from the amount of Incremental Target Adjusted EBITDA that exceeds Target Adjusted EBITDA, and (iii) finally, for Executives and Vice Presidents only, according to the achievement of Revenue Growth Percentage targets established by the Committee.

The Plan

Eligibility

Five groups are eligible for participation in the Plan:

•         Executive Team – The maximum Annual Bonus (prior to giving effect to any payment of any Stretch Bonus Amount) that (i) the Chief Executive Officer of HealthStream and Executive Vice Presidents shall be eligible to receive under the Plan shall be an amount equal to 40% of such member’s base salary; and (ii) Senior Vice Presidents shall be eligible to receive under the Plan shall be an amount equal to 35% of such member’s base salary. Unless otherwise excluded below, the Executive Team eligible for participation includes the Chief Executive Officer, Executive Vice Presidents, and Senior Vice Presidents of the Company (collectively, the “Executives”).

•	Vice Presidents – The maximum Annual Bonus that Vice Presidents shall be eligible to receive under the Plan shall be an amount equal to 20% of such Vice President’s base salary.

•	Associate Vice Presidents – The maximum Annual Bonus that Associate Vice

Presidents shall be eligible to receive under the Plan shall be an amount equal to

18% of such Associate Vice President’s base salary.

•         Senior Directors – The maximum Annual Bonus that Senior Directors shall be eligible to receive under the Plan shall be an amount equal to 10% of such Senior Director’s base salary. For purposes of clarity, Directors do not include members of the Board of Directors, but are management-level employees of the Company.

•         Directors – The maximum Annual Bonus that Directors shall be eligible to receive under the Plan shall be an amount equal to 8% of such Director’s base salary. For purposes of clarity, Directors do not include members of the Board of Directors, but are management-level employees of the Company.

•	Employment Requirements – Participants in the Plan who were employed with the Company through December 31, 2026 shall be eligible to receive bonus payments, if any, under the Plan regardless of whether such employees are employed on the date such payments are actually made. Notwithstanding the foregoing, in the case of death or disability, the participant’s pro rata share from January 1, 2026 through the date of participant’s death or disability shall be awarded.

•         Exclusions – Members of the Executive Team and of Management with a commission-based incentive compensation plan shall not be eligible to participate in the Plan.

Payout

Payouts under the Plan shall be determined as follows:

1.	The Annual Bonus payable to any participant in this Plan will be determined as follows:

●	In the event that Adjusted EBITDA before bonuses is less than or equal to Threshold Adjusted EBITDA, a participant will receive no Annual Bonus.

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To the extent Incremental Threshold Adjusted EBITDA funds the Threshold Bonus Pool, a participant will receive a percentage of his or her maximum Annual Bonus payable as set forth above under “The Plan-Eligibility” (the “Maximum Annual Bonus”) in an amount between 0% and 25% of the Maximum Annual Bonus payable to such participant, based on the amount of bonus pool that is funded for that range (the “Threshold Bonus Pool”). The Threshold Bonus Pool shall be funded by every dollar of Incremental Threshold Adjusted EBITDA until the Threshold Pool is fully funded. The Threshold Bonus Pool is fully funded at the point in which the Threshold Adjusted EBITDA is reached after bonus payments equal to 25% of the Maximum Annual Bonus for all participants is achieved.

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In the event that the Threshold Bonus Pool is fully funded, a participant will then be eligible to receive an Annual Bonus in an amount between 26% and 100% of the Maximum Annual Bonus payable to such participant, based on the amount of bonus pool that is funded for that range (the “Target Bonus Pool”). The Target Bonus Pool shall be funded by (i) thirty-nine cents of every dollar of Incremental Target Adjusted EBITDA for between 26% and 50% of the Maximum Annual Bonus and (ii) forty-eight cents of every dollar of Incremental Target Adjusted EBITDA for between 51% and 100% of the Maximum Annual Bonus until the Target Bonus Pool is fully funded. The Target Bonus Pool is fully funded at the point in which the Target Adjusted EBITDA is reached after bonus payments equal to the remaining 75% of the Maximum Annual Bonus amount (at which point 100% of the Maximum Annual Bonus in the aggregate would be earned); provided Executives and Vice Presidents shall also be eligible to receive a Stretch Bonus Amount as set forth below.

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Solely for Executives and Vice President, in the event that Target Bonus Pool is fully funded, each Executive and Vice President will then be eligible to receive—in addition to their Maximum Annual Bonus, which has already been earned—an additional payment (the “Stretch Bonus Amount”) in an amount equal to a percentage between (i) 0% and 16% of the base salary payable to such Executive and (ii) 0% and 8% of the base salary payable to such Vice President, based on the amount of bonus pool that is funded for that range (the “Stretch Bonus Pool”). The Stretch Bonus Pool shall be funded according to the achievement of Revenue Growth Percentage targets established by the Committee, which Revenue Growth Percentages targets may include achievement of a minimum threshold of organic revenue growth prior to the commencement of any funding for the Stretch Bonus Pool. For purposes of clarity, Executives and Vice Presidents shall become eligible to begin achieving the Stretch Bonus Amount after 100% of the Maximum Annual Bonus is achieved, and payment for any Stretch Bonus Amount an Executive or Vice President achieves shall be in addition to the 100% Maximum Annual Bonus.

2.

Any Annual Bonus payouts made to the Executive Team, Vice Presidents, Associate Vice Presidents, Senior Directors, or Directors pursuant to the Plan shall be payable at such time as bonuses are paid generally to executive officers of the Company.

1.    Any Annual Bonus paid or payable to any recipient pursuant to the Plan shall be subject to forfeiture, repayment, reimbursement or other recoupment (i) to the extent provided in the Company’s Amended and Restated Compensation Recoupment Policy, as it may be amended from time to time (the “Current Recoupment Policy”), (ii) to the extent that such recipient in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Current Recoupment Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or final Nasdaq listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such final rules and final Nasdaq listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clause (i) or this clause (ii), collectively, the “Policies”), and (iii) to the extent otherwise provided under applicable legal requirements, SEC rules or Nasdaq listing standards which impose mandatory recoupment, as in effect from time to time (including pursuant to the Dodd-Frank Clawback Requirements). The Company may utilize any method of recovery specified in the Policies in connection with any such recoupment pursuant to the terms of the Policies.